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<FILENAME>fountain10q1203exh32.txt




EXHIBIT 32

CERTIFICATIONS
Pursuant to 18 U.S.C. Section 1350

The undersigned hereby certifies that (i) the foregoing quarterly report on Form 10-Q filed by Fountain Powerboat Industries, Inc. (the "Company") for the quarter ended December 31, 2003, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date:  February 13, 2003




/s/Reginald M. Fountain, Jr.
Reginald M. Fountain, Jr.
President and Chief Executive Officer



Date:  February 13, 2003




/s/ Irving L. Smith
Irving L. Smith
Chief Financial Officer